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                                 EXHIBIT 11.1

                       COMPUTATION OF EARNINGS PER SHARE
                    TEXAS INDUSTRIES, INC. AND SUBSIDIARIES
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                                                Year Ended May 31,
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In thousands except per share                1997        1996     1995
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

AVERAGE SHARES OUTSTANDING
 Primary
  Average common shares outstanding         21,665      22,108   24,506
  Stock options and other equivalents -
    treasury stock method using
    average market prices                      578         634      345
                                           -------     -------  -------
     TOTALS                                 22,243      22,742   24,851
                                           =======     =======  =======

 Fully diluted
  Average common shares outstanding         21,665      22,108   24,506
  Stock options and other equivalents -
    treasury stock method using end of
    quarter market price if higher than
    average                                    587         695      345
                                           -------     -------  -------
     TOTALS                                 22,252      22,803   24,851
                                           =======     =======  =======

INCOME APPLICABLE TO COMMON STOCK
 Primary
  Net income                               $75,474     $79,954  $48,017
  Adjustments
    Dividend on preferred stock                 --         (28)     (30)
    Contingent price amortization              233         233      233
                                           -------     -------  -------
     NET INCOME                            $75,707     $80,159  $48,220
                                           =======     =======  =======

 Fully diluted
  Net income                               $75,474     $79,954  $48,017
  Adjustments
    Dividend on preferred stock                 --         (28)     (30)
    Contingent price amortization              233         233      233
                                           -------     -------  -------
     NET INCOME                            $75,707     $80,159  $48,220
                                           =======     =======  =======

PER SHARE
 Primary
   Net income per common share and
    common equivalent share                $  3.40     $  3.52  $  1.94
                                           =======     =======  =======

 Fully diluted
   Net income per common share and
    dilutive common equivalent share       $  3.40     $  3.51  $  1.94
                                           =======     =======  =======

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